Exhibit 99.01

NEURALSTEM ANNOUNCES PUBLICATION OF LONG TERM CELL SURVIVAL FROM PHASE I NSI-566 ALS STUDY IN THE JOURNAL “ANNALS OF CLINICAL AND TRANSLATIONAL NEUROLOGY”

Study Concludes NSI-566 Cells Survived for up to 2.5 Years After Transplantation

GERMANTOWN, MD, November 10, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced the publication of results evaluating long term cell survival and differentiation of NSI-566 transplanted human spinal-cord derived neural stem cells (HSSC) in Annals of Clinical and Translational Neurology (access now available). The study concluded that Neuralstem’s investigational Phase I NSI-566 HSSCs survived for up to 2.5 years post-transplant in six of the amyotrophic lateral sclerosis (ALS) Phase I patients. This was the first-ever clinical study approved to transplant HSSCs in the spinal cord.

In the article, “Analysis of graft survival in a trial of stem cell transplant in ALS,” researchers found no correlation of DNA content to survival period after immunosuppressant medications had been discontinued. These data demonstrate that transplanted HSSCs can survive for a prolonged period, even in the absence of immunosuppression. This suggests that continued immunosuppression is not necessary for the continued survival of the transplanted cells. All six patients accessed in this publication received NSI-566 cells as part of a clinical study, but subsequently died from their disease or other causes. Using advanced imaging technology, NSI-566 DNA was identified in all cases. The percentage of donor DNA ranged from 0.67% to 5.04% of total DNA. Neuralstem’s previously-published Phase I results determined NSI-566 cell therapy was safe and well-tolerated.

“The success of our therapy is predicated upon our cells ability to survive long-term and differentiate, providing neurotrophic support in the spinal cord and acting as ‘nurse’ cells for the patients' own motor neurons that are attacked by the disease,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “ This new study presents an elegant demonstration that the NSI-566 cells survived long term and differentiated as expected, enabling their promise as a neuroprotective, and neurorestorative, treatment for ALS and other neurodegenerative conditions.”

About Neuralstem

Neuralstem's patented technology enables the production of multiple types of brain and spinal cord neural stem cells in commercial quantities for the potential treatment of central nervous system diseases and conditions. Neuralstem’s first stem cell product, NSI-566, a spinal cord-derived neural stem cell line, is in an ongoing clinical trial to treat amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s disease). Phase II surgeries were completed in July, 2014. A later stage trial is anticipated to commence in 2015 at multiple centers. Neuralstem received orphan status designation by the FDA for NSI-566 in ALS. In addition to ALS, NSI-566 is also in a Phase I trial in chronic spinal cord injury at UC San Diego School of Medicine. NSI-566 is also in clinical development to treat neurological diseases such as ischemic stroke and acute spinal cord injury.

Neuralstem’s second stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1). In animal data presented at the Congress of Neurological Surgeons 2014 Annual Meeting, the cells rescued spatial learning and memory deficits in an animal model of Alzheimer’s disease.

Additionally, Neuralstem’s ability to generate human neural stem cell lines for chemical screening has led to the discovery and patenting of compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system (CNS) conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II study for major depressive disorder (MDD) in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended September 30, 2014.

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